Exhibit 99.2

DATATRAK INTERNATIONAL, INC.

Moderator: Jeffrey Green
November 10, 2005
3:30 p.m. CT

Operator: Good afternoon, ladies and gentlemen, and thank you so much for your patience. We’d like to welcome you to today’s Datatrak International third-quarter 2005 earnings conference call.

At this time, I would like to inform you that today’s conference is being recorded and that all participants are in a listen-only mode. At the request of the company, we will open up the conference for questions and answers after the presentation.

Before beginning the conference call, Datatrak management would like to remind you that discussing the company’s performance today there will be included some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements related to future events and expectations involve known and unknown risks and uncertainties. Datatrak’s results or actions may differ materially from those projected in the forward-looking statements.

For a summary of the specific risks that could cause results to differ materially from the expressed in the forward-looking statements, see Datatrak’s form 10-K for the year ended December 31, 2004, filed with the SEC.

Now at this time, I’d like to turn the conference over to Dr. Jeff Green. Please go ahead.

Jeffrey Green: Thank you very much. Welcome everyone; good afternoon, to our third-quarter 2005 conference call.

We will begin with our usual format of initial comments followed by plenty of time for Q&A.

The call today will be relatively brief with a similar financial review and some comments on what we see in the EDC market as it continues to mature, including an evaluation on how we assess our growth strategy over the next couple of years.

Let’s get into the third-quarter financial results. The third quarter of 2005 represents another consecutive quarter of strong growth for Datatrak international. Revenue for the period attained a new record at approximately $4.1 million. This compared to approximately $3 million for the third quarter of ’04, representing a 36-percent increase. The gross profit margin was 78 percent for the third quarter, exceeding our projections for this parameter during the period by three percent. Our net income in the third quarter was $413,000, or four cents per share on both a basic and fully diluted basis. This compared with a net income of $399,000, or cents a share, for the third quarter of ’04. When evaluating earnings per share everyone is reminded that the company performed a three-to-two stock split in July. Therefore all values have been normalized relative to this event.

For the third quarter we once again demonstrated a record number of data items processed through our hosting facility approximating two million entries. This exceeded the previous record from last quarter by 12 percent. It is pleasing to see this type of growth in data items and this is occurring for a variety of reasons. First of all, several of our large projects are reaching peak phases of enrollment and growth leading to a direct increase in the volume of information that is processed. We are beginning new projects on a monthly basis with both new and existing clients that are also contributing to the overall growth. Secondly, the results of our efforts in the area of technology transfer produced preferentially greater data item activity as compared to service activity since the customers have taken their control of their clinical trials and no longer require Datatrak to perform as many services. We believe that this empowerment promotes the use of EDC-based clinical trials and removes barriers to adoption because the client personnel are now more comfortable being in control and there is no better control possible than having your data immediately available at your fingertips without requiring the insertion of multiple contracted parties. We would like to remind everyone that we view technology transfer and the eMerge program as the initial steps towards large deployments of Datatrak EDC because the customer has been empowered to be in control of their clinical trials in a manner that provides them and Datatrak significant economic advantages. As we have discussed many times before, data item revenue has a higher gross profit margin and fewer scalability concerns than that of service dependent revenue.

As many of you are aware, we track data item information on a minute-by-minute basis. As a result of the growth in our business combined with the contribution from an increasing number of technology transfer projects, the percentage of revenue from data items or click revenue is increasing, though service revenue today is still responsible for the majority of our billings. Our goal over the next several years is to have this relationship reverse with data item revenue becoming greater than service-based revenue.

Revenue for the nine-month period of 2005 was $11.4 million, which compared to $7.9 million for January to September of 2004, representing a 45-percent increase. Our net income for the nine months of 2005 was $1.2 million, or 12 cents per share basic and 11 cents per share fully diluted. This compared with net income for the same period a year ago of $392,000, or four cents per share. Gross profit margins for the first three quarters of ’05 were 76 percent, which are slightly above our projections of 75 percent we gave at the beginning of the year. Our growth in SG&A expenses was 48 percent in the third quarter compared with the same period last year and was 35 percent when comparing nine-month periods. The high growth in SG&A expenses during the third quarter was a combination of increased investment in development efforts, infrastructure expansion pertaining to implementing an advanced disaster recovery plan, and consulting expenses related to Sarbanes-Oxley requirements. As we have discussed before, we will spend $600,000 in total for SOX in 2005. Therefore, we intend to spend an additional $250,000 to $300,000 in the fourth quarter for Sarbanes-Oxley requirements.

As our business grows and our customers award us with more clinical trials, their demands also increase with specific respect to hot site backup capabilities. Our strategy has always been to advance these capabilities in parallel with business commitments from our clients. Our business is advancing, therefore our capabilities need to follow the same path. We still remain comfortable that our overall SG&A expenses for the entire year of 2005 will approximate the 35-percent figure contained in our previous guidance.

Our cash position grew to approximately $9.5 million at the end of the third quarter. Net cash provided from operations during the third quarter was approximately $1.4 million. Backlog at the end of the third quarter was $18.8 million, backlog at the same point in time in 2004 was 14.9, and backlog today currently stands at approximately $17.4 million.

Given these results for the third quarter and the nine months of 2005, we are in line with expectations for the remainder of this year that we provided during our conference call in August. The majority of our focus at this time is continuing to build momentum for 2006 and beyond. At this time we are performing a record of active clinical trials and we have extended our distribution to 54 countries, recently adding Jamaica, Latvia, Turkey, Serbia, and the Ukraine with our software is being used in ongoing projects. Our growth strategy over the next several years continues to be anchored with the initial creation of a positive experience with our clients regarding the use of Datatrak in their clinical trials. We then seek to grow those accounts within and across multiple development programs and therapeutic areas. I want to remind everyone that our penetration into any specific account at this time does not exceed 20 percent. Meaning that the majority of their clinical trials are not being done with EDC as yet. In parallel, we use these positive reference accounts to add new clients to our portfolio of customers. Following such positive experiences, which occurs in the majority of cases, we encourage clients to take the next steps, including pursuit of technology transfer and eMerge, so that they can receive the most value as possible from our technology.

Looking out over the next several years. Our business goal is to have four to five leading clients that are capable of initiating 30 to 40 new clinical trials each year. This annual volume representing 160 to 200 potential clinical trials would be several times our activity level today. In addition to this activity there would be the potential for volume contributions of anywhere from one to 10 clinical trials per year from another 30 to 40 customers of varying sizes as they embark upon and increase their own EDC initiatives. Were we to achieve these goals with our average clinical trial size in the range of $200,000 to $300,000, one can model attractive potential business growth for Datatrak over the next several years. Please keep in mind that these are goals based upon realistic extrapolations of actual clinical trial volumes that exist today with our clients. But the achievement of these goals does require that continued EDC adoption occurs. Also keep in mind that the average clinical trial duration is approximately 24 months, over which associated revenue would be recognized according to our current business model. We will use the combined efficiency strategies from technology transfer and our Datatrak Aware powered by SAS offering to increasingly transition lower-volume customers to higher-volume customers simply because this will deliver the most value to them. From examination of our customer base at this time we have three to four current clients that are confidently growing their EDC initiatives with Datatrak and are capable of being part of those four to five leading clients. Several of these clients have very rich pipelines of new and attractive drugs that will need to be developed quickly in order to achieve market approval and position. They know that Datatrak EDC can help them get there.

Datatrak’s current customer sweet spot is typically the mid-tier to smaller companies who desire maximal efficiency and favor the ASP method of EDC provision as they do not have the resources or infrastructure to dedicate, or I might add waste, in developing their own hosting and user support model. We believe that over the next few years efficiency and simplicity will win out over large, bulky and expensive back-end implementations. But as we have stated previously, this will gradually occur as offering such as Datatrak Aware powered by SAS option is proven and change will further be fueled by license renewal timings for such CDMS systems, which in our opinion will become increasingly questioned.

Despite our focus on the mid-tier market, over the past few years we have participated in competitions from the larger companies and we have followed the progress of these situations. It is not necessarily true that the larger pharmaceutical companies are worth more to have in your portfolio. The customers to have in your portfolio are the ones that provide your growth company with the greatest potential for revenue and earnings growth. Remember, with size also comes the greater ability to squeeze prices from smaller companies. In some of these competitions the larger pharmaceutical companies are more inclined to want all-you-can-eat license deals that have the potential to dramatically under-sell the value of EDC if improperly priced. The risk of improperly pricing is always greatest when an industry is trying to get established as is the EDC industry. As an example, some expectations from large pharmaceutical companies were as low as $1.5 million per year license deals for an unlimited number of EDC trials. Such a budget is typical of a single phase III clinical trial under the ASP model. As the construct of these deals with the larger pharmaceutical companies unfolded I have often thought that this fits into the cliché of be careful what you wish for, you might get it.

Nonetheless, before anyone becomes particularly concerned about such pricing strategies commoditizing the market, recall that there are no fewer than three previous EDC companies that took similar approaches and are no longer in business. Parroting a business model that has failed not just once but several times I can guarantee you is not part of our strategy. We also believe that practicing predatory pricing with the hopes of capturing market share and then planning to raise prices in the future will be unsuccessful in this industry because most companies will have an EDC provider in reserve in order to keep the primary provider honest, not to mention the bad will that such practices normally produce in the long-term. If the EDC market is to grow appropriate to the value that it is delivering in a multi-billion-dollar potential space, revenue earnings, development and service growth will be expected by our customers as well as our shareholders. Hence, revenue at prices that are appropriate for the value being delivered will be necessary in order to have the product suite and the company services that all customers seek.

For all these reasons the market strategy at Datatrak is to primarily focus on companies who desire a pay-as-you-go business model that attentively addresses their service needs in a complete turn-key fashion yet carries with it the potential of eventually taking over control of the application without the large capital expense of building and managing their own data center and/or help desk, both of which are far outside the core competencies and have virtually all failed in the past to demonstrate success with internal global implementations.

As has been customary over the past several years, we will provide a general overview of our expectations for 2006 during our fourth-quarter conference call that will be held in February.

Gary and I would be happy at this time to address any questions you might have. May I request that when asking a question, please limit your question to one at a time, and if you have more please re-enter the queue. We will try to remain on the line as long as is necessary until everyone’s question is addressed. The call is now open for questions.

Operator: Thank you, Dr. Green. The question and answer session will be conducted electronically. If you would like to ask a question, please press the star key followed by the digit one on your telephone. For those of you joining us on speakerphones, please ensure to turn off your mute button in order to allow your signal to reach our equipment. Again, please press star one if you do have a question. We’ll pause for just a moment to assemble our roster.

First from Emerging Growth Equities, we have Raymond Myers.

Raymond Myers: Yes, thank you, Jeff, for taking the question and congratulations on a good third quarter.

Jeffrey Green: Thanks, Raymond.

Raymond Myers: Your gross margin I see was up nicely in the third quarter. Can you provide a little bit more color as to what that benefited from, and also is it sustainable going into the fourth quarter, is this a trend?

Jeffrey Green: Well, I think, as we’ve stated Ray, we feel very comfortable for the year continuing to hold solid at the 75-percent level. I don’t want to get in talking about the fourth quarter, but let me give you my speculation on what – why the margin might be a little higher and then Terry can add in. It may be due to more efficiency in our operations area from getting trials up and started and handling change order requests more efficiently than what with might have thought. That might be one explanation. The other explanation of course is a higher data item percentage of revenue than what we might have expected, which carries a higher gross margin contribution to the overall value. Those would be my – two of my suggestions.

Terry, you got any thoughts?

Terry Black: The only thing I would add to that is they were rolling out a few more projects than they had originally planned, and our costs in the direct area tend to be more fixed from period to period, so the additional revenue would just – would have come in without adding additional cost.

Raymond Myers: In keeping with the 75 percent guidance for the year, are you trying to hint that the fourth quarter’s going to be lower gross margin or are you just being conservative? Because I haven’t seen a gross margin significantly below 75 percent in about two years.

Jeffrey Green: We’re just – we’re just sticking with the guidance that we gave, Ray. I don’t think we would feel compelled to make any changes if it wound up at 76 or 77 or 78 if we told everybody it would be 75. That’s just sort of our viewpoint. But, no, I’m not – I’m not intending to imply anything about the fourth quarter. It’s way too early for me to know anything about that.

Raymond Myers: OK, thanks. I’ll get back in the queue and ask more questions.

Jeffrey Green: All right.

Operator: With Novartis we have Bill Stigelman.

Bill Stigelman: Hey, good afternoon, guys. Nice quarter.

Jeffrey Green: Hey, Bill.

Bill Stigelman: Quick question for you. Do you have a feel for what the impact of Sarbanes-Oxley will be in years to come? Can we anticipate another $600,000 each year over the foreseeable future or does it diminish over time?

Terry Black: Well, it does diminish over time. What we have said is that Sarbanes will – it will be approximately 600,000 this year and ’06 will be about 300,000.

Bill Stigelman: Thank you.

Operator: Roger Torneden. He’s a private investor.

Roger Torneden: Hi, Jeff. Roger Torneden. And again I appreciate another really constructive quarter.

Jeffrey Green: Thank you.

Roger Torneden: I’m just curious. On the Platinum production, the TV series – I guess that was made – I’ve only heard that it was shown in one location. Is there any plan that would bring the Platinum production to more of the metro areas in the United States very soon?

Jeffrey Green: Well, I’m hoping so. You know, this is one of the things that maybe I wish I could recall if I had to do it again. We did the production, it was – it was very well done I thought, and this company is a group – the Platinum Television Group – they are contracted by CNBC to produce material for them, and then they offer that material to the various affiliates, and then as far as I know the affiliates can decide when they fit that in and where they fit that in. So it’s completely out of – out of our control and I just have to wait till the Platinum Group tells us when that will be transmitted in various locations. We haven’t had any updates since the announcement we put out where we put the first transmission on the Web site, which unfortunately went to sort of remote affiliates of CNBC and not sort of the majors. So it’s a little bit confusing that it didn’t all roll out the way we wanted it to, but I’ll stay away from the television business in the future.

Roger Torneden: Well, we look forward to seeing it in Los Angeles. Thanks very much.

Jeffrey Green: Yes.

Operator: Next up with Ryan Beck, we have Peter McMullin.

Jeffrey Green: Hello?

Operator: Mr. McMullin, your line is open, sir. Please go ahead. Mr. McMullin, check your mute button, please. Actually he has disconnected.

Jeffrey Green: OK.

Operator: Next, with Lucrum, we have Chris Ryder.

Chris Ryder: Hi. Congratulations. Can you discuss qualitatively the view you have on your pipeline outside of your contracted backlog this quarter versus 90 days ago?

Jeffrey Green: I would say that the pipeline is richer than it was 90 days ago. I don’t want to attach a figure to that, but with – there’s a lot of opportunities out there that we’ve got, quite a few bids sitting there. We continue to see what other people are seeing, which is greater and greater adoption and movement to EDC. And I would echo some of the things that have been said by others about the market. So I’m pretty positive about what we have in our pipeline moving forward.

Chris Ryder: I’ll get back in the queue.

Jeffrey Green: OK.

Operator: With Masacco Money, we have Ken Moss.

Ken Moss: Hi. Nice quarter, gentlemen. You had mentioned I think in your – the early stages of what you were introducing that a phase III could be $1.5 million. Do you have – and then you also talk of, let’s say, the average size that you’re doing on the – on the trials of $200,000 to $300,000. Do these things move up to phase II, assuming that the – that the drug meets the hurdles that are in front of it, and do you expect that you would capture those as these things mature, and do you currently have any phase IIIs that are being worked on?

Jeffrey Green: I’ll answer the last question first. We do have several phase IIIs that are being worked on. I would say, Ken, our phase III budget ranges are anywhere from $800,000 to our largest phase III budget is over seven million. So the one and a half as an average phase III budget I would say is a pretty conservative number. In terms of the three to four clients that we’re building very confident relationships with, my answer to the fact that the phase IIs move on up to phase IIIs and would we expect to participate in those, in those customers my answer is yes, because we’re moving forward with them very nicely and I see no reason why they would not in phase II trials if they move to phase III continue to work with us. I would have to honestly say the customers who are doing studies one by one with us, to be honest with you, they don’t often share with us their pipeline and where they’re at in their development process, so we just sort of take those trials as they come. But the close customers, we have some good knowledge of that.

Ken Moss: Thank you.

Operator: Next we have Brian Sullivan. He’s a private investor.

Brian Sullivan: Thank you for your time today, Dr. Green. Can you talk about the currency impact on earnings – I think it was fourth quarter last year – and if that same impact may happen this year with the dollar appreciating?

Terry Black: You won’t see that in the fourth quarter, and it’ll be disclosed more clearly in the – in the Q. The currency impact, you take the average change of rates and you – and you compare them, year over year would have been – to date would be $90,000 impact, decreasing income. That change you referred to didn’t really occur in the fourth quarter. It occurred throughout the whole year.

Brian Sullivan: OK. Thank you for your time.

Operator: Next with North Point Partners, we have Peter Imber.

Peter Imber: Hi. I was wondering if you could just clarify – you guys talked about some additional spending on cap ex in the fourth quarter. Is that on top of a 2.6 million you spent this quarter or is that on top of the – sort of a baseline of, you know, 2.4?

Terry Black: The 2.6 you’re referring to is SG&A, correct?

Peter Imber: Yes, yes, sorry.

Terry Black: Now, ask your question again. I’m a little confused by your question.

Peter Imber: I thought you said that SG&A was going to – you were going to have an additional 250,000 of SG&A we could expect in the fourth quarter. Isn’t that right?

Terry Black: Yes, that’s Sarbanes. That’s correct.

Peter Imber: Right. And is that going to be – is that in addition to sort of a 2.6 baseline or that’s – you know, 2.6 includes some of the Sarbanes we spent this quarter, so it’ll be more in line with this quarter.

Terry Black: Yes, this quarter had about 250,000 of Sarbanes expense in it as well.

Peter Imber: OK. So it would be similar to this quarter.

Terry Black: That’s correct.

Peter Imber: OK, thank you.

Operator: ((inaudible)) I’m sorry, that’s Bob Mlnarik with Arbor Capital Management.

Bob Mlnarik: Good afternoon, gentlemen.

Jeffrey Green: Hello.

Bob Mlnarik: A question, Jeff, about your business as it matures over time and you continuing to empower your clients with technology transfers which reduce the revenue stream from services which you’ve enjoyed in the past. How do you manage that transition to more of a transactional-based revenue model over the next couple years?

Jeffrey Green: That’s an excellent question. In technology transfer currently what the clients are doing is they take over the design portion of their trial. So the time materials money we used to get for design, they do. They take over the reporting aspect of the trial so that they don’t have to call our data managers and ask for a report or a table or a graph or anything like that. We show them how to do it. So we lose that revenue as well. We still maintain some service revenue for project management because the project managers are there to assist them if they need that and that’s not really an issue for them to pay for that, and we also maintain our service revenue of help desk. But the service revenue of design and data management work goes away. So we still keep a portion of that, but they take over the other two.

Bob Mlnarik: So should we expect a smooth gradual transition as a percentage of revenue over the next couple of years or is this going to be a more, you know, volatile area?

Jeffrey Green: No, I don’t – I think it will be smooth for the simple fact that people will gradually come to this model, that they won’t come in droves, unfortunately. I wish they would. That would be fine with us, because there’s not really a scalability issue beyond help desk from everybody doing technology transfer. I would much prefer that. But just because each customer will do that when their – when their comfortable and ready to do that. That’s what will lead to it being smooth instead of very up and down.

Bob Mlnarik: OK. And do you find that with a certain maturity of a client, meaning the time and length of the relationship with your company, that ((inaudible))

Jeffrey Green: Yes. I can’t think of anybody – Terry can correct me if I’m wrong – but I can’t think of any customer that’s done tech transfer on the first study. In fact, we would recommend they don’t. They get comfortable, they see how this EDC thing works, they see how it is to work with Datatrak. And then when, quite honestly, they see how easy it is to do it, they all look at each other and say, well, gee, I could do that, there’s no need for me to pay you. And that’s the exact conclusion we want them to reach.

Bob Mlnarik: OK, thank you very much.

Operator: Our next question comes from Andrew Bugyis with Mesirow.

Andrew Bugyis: Guys. Doc, help me out here with the margins in the third quarter. Is it true that we have two forces at play here, that the click revenue in and of itself is becoming a larger percentage of the total revenue, and within the click revenue we have a larger amount of changes and the changes are the ones with the unconscionable margins.

Jeffrey Green: I’m not sure about the changes, Andy. I don’t – I don’t know the answer to that. Your first statement is correct. There is a gradual growing percentage of the revenue month by month that is coming from clicks.

Andrew Bugyis: OK. But you don’t track the composition of that click margin which is normal margins and which one – which clicks come from changes.

Jeffrey Green: Well, forgive me; a click is a click whether it’s a change or whether we did it. So the only thing (mid study) changes effect is it we do that and that becomes service revenue.

Andrew Bugyis: OK. So I must be laboring under a misconception that – I thought the way the click – the changes – mid-stream changes were akin to building a house and then telling the contractor, no, I don’t want that, I want this, this and this. And all of those changes cost a lot more than the initial plans for the house. Does that concept hold or not?

Jeffrey Green: That is correct. But you got to consider the bill going up because of the carpenters are putting in more time, not because you’re paying a higher water bill whether or not you put in an extra bathroom or not. See, the click – the click – the data fields, whether it occurs from a mid-study change or from the regular study –

Andrew Bugyis: It’s still an 80-cent item or whatever the price happens to be. Is that what you’re saying?

Jeffrey Green: Yes, that stays the same.

Andrew Bugyis: OK, I got you. Thank you.

Operator: Gentlemen, our next question comes from Frank Lazar, with Financial America Securities.

Frank Lazar: Hi, Jeff. Doing a great job. Question. Are you going to need additional square feet and more sales force?

Jeffrey Green: We are looking at adding more sales force. It’s not going to be a big number. But we’re always on the lookout for good qualified people that are positioned in the right parts of the country. So that’s constantly going on. We are running out of space in our current location and we’re looking at expanding just down the hall within the same building we’re in, which would be very convenient for us. And I suspect that we’ll probably do something about that early in ’06.

Frank Lazar: OK and what about progress with SAS?

Jeffrey Green: Progress with SAS continues. We’re working very closely with them. It’s a great relationship. No issues or problems whatsoever from working with their team. They’re a great group of people. We continue to keep banging at the door to get people to recognize this, that it’s more efficient. But it takes a while to change people’s behavior, especially when they have big legacy systems in place that they’re used to using. But we are still confident it’s the most efficient offering for the future, and as we’ve already announced we’ve got a couple projects that are getting ready to start that will be using the Aware offering end of this year and beginning of next year.

Frank Lazar: Thank you very much.

Operator: We’ll now go to a follow-up question from Ken Moss.

Ken Moss: Following on – I know that you’ve had the – let’s say a productive relationship with a CRO in Europe. Are you doing anything to pursue, let’s say, broadening that or opening that field up in the United States?

Jeffrey Green: Yes, Ken, we’re working with as many CROs as possible. Many times, however, it’s them that might not want to pursue EDC for all the business conflict reasons that exist there. If we could take the mentality and the thought process of what’s going on with Cross over in Switzerland and do a brain transplant over here with the CROs, that would work out just fine, because Cross has undergone a technology transfer, they intend on doing quite a few trials using Datatrak, and they’re going to internalize that and create a new billable revenue line for themselves using our product suite. So that’s exactly what we would like people to do. So we’re always looking to develop relationships with CROs and we’re just waiting for them to sort of see where the market’s going and get the same vision that we have.

Ken Moss: Thank you.

Operator: Another follow-up question comes Raymond Myers.

Raymond Myers: Yes, thanks, Jeff. I wanted to follow up on the currency translation question. What was the currency translation expense in the third quarter? And as the dollar has continued to rise against European and other currencies, what will that do to the currency translation expense that we should expect in, say, Q4 in 2006?

Terry Black: Well, I think you’ll see a favorable trend in that direction. When you look at the numbers, as I said earlier, year to date – I don’t have the exact number for the third quarter I don’t really want to discuss that – but year to date the impact would be – has been approximately $90,000. And we do expect it because rates have stabilized. You’ve got to remember, this is an average over a period of time when you do these calculations. So we expect the trend to be favorable.

Raymond Myers: Well, if it’s 90,000 year to date, does that mean there was a gain in the third quarter? Because I have 59,000 in Q1 and 95 in Q2.

Terry Black: There was the additional loss, additional expense in third quarter.

Raymond Myers: You said year to date was 90,000.

Terry Black: Correct.

Raymond Myers: I’ve got 95,000 in Q2 alone.

Terry Black: OK. So the number would be whatever that difference is. It might have been – it might have swung the other direction. I don’t know the exact calculations. You can call me and we can talk about it a little bit more in detail.

Raymond Myers: OK, I’ll follow up after because it’s important for my EPS number. Thanks.

Terry Black: I’ll deal with that with you.

Raymond Myers: I appreciate it. Thank you.

Terry Black: Sure.

Operator: Chris Ryder also has a follow-up question.

Chris Ryder: Can you discuss the eMerge announcement last month?

Jeffrey Green: Yes, I can. The client is one that previously Datatrak and it was – it was publicly announced a couple years ago. It’s Ipson Pharmaceuticals. And they selected Datatrak out of the field to use as their EDC product. But then they had to refine some strategies related to their repository and their warehouse vision moving forward. And I believe that they did put some things together with (SAS drug development). Then they circled back around to do their EDC strategy, and they actually did it exactly the right way. They said, look, before we start our EDC trials perhaps we should do the eMerge program and get all of our processes and SOPs and procedures and mind-sets with all of our people going in the right direction. So actually we haven’t initiated a trial with them yet, but they are undergoing the consulting program to put all of their procedures and policies in place with EDC so that they receive benefit from day one instead of what many customers do, which is just jump in, don’t have everything figured out yet, sometimes reach the wrong conclusions and then they have to go back and re-do it. So I have to compliment Ipson for putting the cart before the – or I’m sorry, the horse before the cart and doing it the right way. So – and as I said in that announcement, it would not make sense for a company that has picked an EDC product to standardize on and has gone through a consulting program with the company and with that product that they would not leverage that investment and get as much value out of it as they could. And what I mean by that is running as many EDC trials as they could do.

Chris Ryder: And just to clarify, this company does – is part of that 30 to 40 potential trials a year?

Jeffrey Green: Yes, I don’t know the exact number, Chris, but I would – I would place that company in that category. They’ve been in business in Europe for a long time, they’re privately held, they’re very well known in Europe. So I would – I would put them in that sort of volume.

Chris Ryder: And so does this mean that we just say zero revenue from this account in ’05 and the potential to do the mid-point, 35 times 250,000, in ’06, but probably layered in over the next two or three years?

Jeffrey Green: I’d layer it in over two or three years, yes. They won’t – they won’t – I mean, I’d be ecstatic if they started that many trials in one year, but I don’t think that I could – I could project that. But over a couple of year period of time, yes.

Chris Ryder: OK and then (Dietchi)?

Jeffrey Green: They’re still in their merger issue. So we’re just waiting for that to be sorted out. And you all know how those things can be delayed when you put two large companies together.

Chris Ryder: But this isn’t one of the ones that – in the three to four group.

Jeffrey Green: I would be conservative and say no, because I don’t know yet where all the chess pieces are going to go when companies merge. So I have been conservative and did not include that in there.

Chris Ryder: I’ll get back in queue.

Operator: And we’ll now go to Andrew MacPherson with Montgomery Street.

Andrew MacPherson: Hey, guys, a question on top-line revenues. Revenue growth has actually slowed sequentially for the last four quarters in a row, and based off of the August – shall we say expectations outlined in August that’ll continue into – in Q4. At what point do you expect the top-line growth to start to accelerate again?

Jeffrey Green: I would – I would say, Andrew, that it’s when people – when those three to four companies start revving up their trials in the magnitudes that we talked about. We’re not yet at that point. And mathematically, of course, it’s easier to show higher growth when you have smaller numbers. So as the numbers continue to keep gradually going up it becomes harder to hit that 50 to 60-percent growth rate. I think the next step-wise function would occur when you get that critical mass of three to four customers doing 30 trials a year. And I would expect that between ’06 and ’07, not between ’05 and ’06.

Andrew MacPherson: Got you. Thanks.

Operator: Another follow-up comes from Peter McMullin.

Peter McMullin: Hey, Jeff, sorry I managed to disconnect myself in the first question, but both my questions have been answered, so I’ll pass on the next. Thanks.

Jeffrey Green: OK.

Operator: Thank you, Mr. McMullin. And we’ll turn now, let’s see, back to Andrew Bugyis with a follow-up.

Andrew Bugyis: ((inaudible)) all this – all these recalls, this Vioxx thing and everything, is – I’m trying to merge reliability of these pharma companies and a normal insurance program where the better you are, the less accidents you have, the lower your premiums go. Now, that’s true in the automobile industry when you’re – when you’re insuring your car. Is it too much of a leap of faith to get to the – a point where perhaps insurance companies will go to their pharma customers and say, guys, if you can reduce your liability exposure by having a better means of doing a clinical trial we’ll lower your insurance premiums. Is that too much of a leap of faith or is that reasonable?

Jeffrey Green: No, I think that’s very reasonable, Andy, and it’s a timely question, because I have had preliminary discussions with both Marsh & McLennan and a company called Aon that are in this space where they serve as brokers for pharmaceutical companies and liability insurance. And I’m having a preliminary meeting with the head of the pharmaceutical practice at Marsh & McLennan on Monday in Philadelphia. And the concept is the following. EDC is becoming – and technology in general in safety of patients both in routine care and clinical research is becoming well known in the government and it’s being talked about in a lot of circles. And the concept is – is to go in with a value-add program with a player like a Marsh or Aon and say, look, we can help transition your organization to lower your risk profile and give you a better rating on your risk management strategy. And then that ties into the whole eMerge and the whole re-engineering process and everything else. And that can be a gold star for those insurance brokers to go out and provide a value add to their clients. So that’s exactly what we’re talking about.

Andrew Bugyis: All right, I get – one more in terms of just housekeeping. You said earlier that these trials from beginning to end were like on average 24 months. Is that per phase or the entire phase I, II and III? Is that 24 months the outside number for all phases?

Jeffrey Green: No, that’s a blended average, Andy. A phase I will normally last anywhere from four to nine months, a phase II might last a year, and a phase II can last two to three years.

Andrew Bugyis: OK.

Jeffrey Green: That 24 months is just an average across all of them.

Andrew Bugyis: All right. Thanks.

Operator: Bob Mlnarik has a follow-up question.

Bob Mlnarik: Regarding the sales force, Jeff, could you talk about the progresses you’ve made or have seen since the last reorganization in that department?

Jeffrey Green: Yes, I think that the team is certainly more acclimated. We’ve done a marketing research study across the industry and have pretty much characterized where our sweet spot is, which I talked a little bit about, the mid-tier companies and the folks that want to do trials as pay as you go and don’t want to bring everything in-house and run it themselves. So that came out of that effort which was done by the new team. I also want to remind everybody that we do have a split way in which we sell where the sales team is what we call hunters and they’re responsible for bringing in new clients. But our operational team is compensated as a percent of revenue every quarter on repeat business. So our project managers and our data managers are actually sales people for repeat business with our current clients and our sales people are trying to bring in new clients and establish new relationships. So don’t think that our small sales force is responsible for doing everything. I would say we actually have a sales force of probably between 10 and 20 people.

Bob Mlnarik: OK. So the – you’re happy with the feet on the street. Because of late new customer growth has been, you know, somewhat slow, and I’m just wondering if you’re happy with this team and their ability to improve upon that.

Jeffrey Green: Well, if they’re listening I can’t ever say that I’m happy.

Bob Mlnarik: OK.

Jeffrey Green: But, you know, we’ve added three new clients. And as I answered Chris Ryder’s question, we have some really good opportunities coming in the pipeline that has been a result of that – of that new sales team. So I would – I would answer it by saying I’m not unhappy.

Bob Mlnarik: Good luck.

Jeffrey Green: OK.

Operator: And follow-up question from Chris Ryder.

Chris Ryder: I just wanted to follow up by asking if when you hit your target client relationship with your target trials per client, do you have a sense of what your target financial model is at that – at that point?

Jeffrey Green: Well, I think I gave plenty of information in that, Chris, to sort of get you there. If you take the low end of 160 trials and multiply that be 200,000 – and that’s 32 million, I would imagine – and then you take another 30 to 40 clients at one to 10 trials and hit the mid-point of five trials for each of them – that’s another 150 trials. So you can easily do the math on those and come up with what could be possible. Once again, those are goals. I’m not trying to make any projections. But those are realistic volumes that these customers are doing and those are certainly actual prices that we’re getting for successful EDC studies today.

Chris Ryder: And then as that 60 million of revenue translates to the bottom line, do you have a sense of, you know, what your target gross margin or operating margin – it seems like you’re also saying more of it’s going to be software intensive or data intensive as opposed to service intensive. Does that – have you thought about what that means in terms of potential for, you know, shareholders?

Jeffrey Green: Well, if I got my crystal ball out, that’s exactly what I would predict, because if we’re being successful and the people are advancing trials like that, they eventually will get to the point where they’ll want to drive the bus on their own. So that would once again – in broad stokes and in a general way, that would translate to handsome margins, in my opinion, at or above where we are today. But, you know, what that’s going to be two years from now who knows.

Chris Ryder: And then the tipping point where a person says we’ve used two and we want to go to 100 percent – or 20 percent and we want to go to 100 percent, the likelihood of that happening within the next 12 to 24 months?

Jeffrey Green: You mean they’re doing 20-percent trials and then they say they’re going to do 100?

Chris Ryder: Yes.

Jeffrey Green: I think that’s unlikely. I think that’s too big of a leap for most companies. I would think going from 20 to 45 to 75 percent is doable.

Chris Ryder: Yes.

Jeffrey Green: But not 20 percent to 100. I wouldn’t do that.

Chris Ryder: OK, thanks.

Operator: Gentlemen, we have no further questions in our queue. I’d like to turn the conference back over to you for additional or closing remarks.

Jeffrey Green: All right. Well, thanks, everyone, for attending and we’ll talk to you all again in February. Good evening.

Operator: That does conclude today’s conference call. Thank you again for your participation.

END